Exhibit 99.1

Hercules Capital Reports Second Quarter 2019 Financial Results

Surpassed $9.0 Billion in Cumulative Debt Commitments Since Inception

Achieved Record Quarter for New Debt and Equity Commitments and Total Fundings of $534.8 Million and $368.1 Million, Respectively

Achieved Debt Investment Portfolio Growth of $163.8 Million, Leading to Record Total Debt Investments of $2.08 Billion, at Cost

Set Record Total Portfolio Investments of $2.32 Billion, at Cost

Increased NAV per Share to $10.59, up 3.2% from $10.26 in Q1 2019

Q2 2019 Financial Achievements and Highlights

●	Record Net Investment Income “NII” of $35.3 million, or $0.36 per share, an increase of 54.9% year-over-year
●	Record Total Investment Income of $69.3 million, an increase of 39.8% year-over-year
●	Distributable Net Operating Income(1) “DNOI,” a non-GAAP measure, of $39.1 million, or $0.40 per share
●	Record new debt and equity commitments of $534.8 million, an increase of 15.6% year-over-year
●	Record total fundings of $368.1 million, an increase of 12.4% year-over-year
●	Unscheduled early principal repayments or “early loan repayments” of $178.3 million
●	13.6% Return on Average Equity “ROAE” (NII/Average Equity)
●	6.9% Return on Average Assets “ROAA” (NII/Average Assets)
●	GAAP leverage of 107.5% and regulatory leverage of 94.0%(2)
●	14.3% GAAP Effective Yields and 12.7% Core Yields(3), a non-GAAP measure

Year-to-date ending June 30, 2019 Financial Highlights

●	NII of $64.3 million for six months ending June 30, 2019, or $0.66 per share, an increase of 31.7%, as compared to $48.8 million for the six months ending June 30, 2018
●	Total investment income of $128.1 million, an increase of 30.3%, as compared to $98.3 million for the six months ending June 30, 2018
●	New equity and debt commitments of $949.7 million, an increase of 30.3%, as compared to $728.7 million for the six months ending June 30, 2018
●	Total fundings of $607.8 million, an increase of 7.8%, as compared to $563.7 million for the six months ending June 30, 2018
●	Record net debt investment portfolio growth of $324.3 million for the six months ending June 30, 2019
●	Unscheduled early loan repayments of $225.8 million

Footnotes:

(1)	Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with GAAP, adjusted for amortization of employee restricted stock awards and stock options.
(2)	Regulatory leverage represents debt-to-equity ratio, excluding our Small Business Administration “SBA” debentures
(3)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., August 1, 2019 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture growth stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the second quarter ended June 30, 2019.

The Company announced that its Board of Directors has declared a second quarter base and supplemental cash distribution of $0.32 and $0.02 per share, respectively, that will be payable on August 19, 2019, to shareholders of record as of August 12, 2019.

“Our record-breaking performance in Q2 truly underscores the capabilities and depth of our team and investment platform and the role we play being able to finance growth companies across multiple value inflection points,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “The combination of our scale, our industry-leading originations team and our proven ability to access the capital markets puts us in a unique competitive position that makes Hercules the go-to venture debt and growth stage lender of choice. Now more than ever, it is essential for growth stage companies and their financial sponsors to partner with an established market leader with a strong and diversified balance sheet when it comes to financing.”

Bluestein continued, “For the first half of 2019, our debt investment portfolio grew by more than $324 million. The team was able to close $950 million of new commitments which, more importantly, were all done with the same strict underwriting discipline and credit focus that has enabled Hercules to consistently deliver strong shareholder returns over the last 10 years. These efforts have driven Hercules’ total cumulative commitments to over $9 billion since the Company’s inception in 2003.”

Bluestein concluded, “Having put ourselves in an enviable position with strong dividend coverage, combined with our ample earnings spillover, we will focus on making key investments in both human capital and infrastructure in the second half of 2019 to not only position us for continued growth, but more importantly, to continue to enhance our capital markets, credit and monitoring framework and product capabilities as we prudently scale the business to the next level.”

Q2 2019 Review and Operating Results

Debt Investment Portfolio

Hercules delivered a strong second quarter with new debt and equity commitments totaling $534.8 million and fundings totaling $368.1 million.

During the second quarter, Hercules realized early loan repayments of $178.3 million, which along with normal scheduled amortization of $23.5 million, resulted in total debt repayments of $201.8 million.

The strong new debt investment origination and funding activities lead to net debt investment portfolio growth of $163.8 million during the first quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter and year-over-year are highlighted below:

Total Investment Portfolio: Q2 2019 to Q1 2019

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 3/31/19	$1,913.4	$205.6	$34.3	$2,153.3
New fundings(a)	363.6	2.9	1.6	368.1
Warrants not related to Q2 2019 fundings	—	—	0.3	0.3
Early payoffs(b)	(178.3)	—	—	(178.3)
Principal payments received on investments	(23.5)	—	—	(23.5)
Net changes attributed to conversions, liquidations, and fees	2.0	(4.9)	(1.3)	(4.2)
Net activity during Q2 2019	163.8	(2.0)	0.6	162.4
Balances at Cost at 6/30/19	$2,077.2	$203.6	$34.9	$2,315.7

Balances at Value at 3/31/19	$1,897.1	$157.0	$26.9	$2,081.0
Net activity during Q2 2019	163.8	(2.0)	0.6	162.4
Net change in unrealized appreciation (depreciation)	0.7	9.9	(2.0)	8.6
Total net activity during Q2 2019	164.5	7.9	(1.4)	171.0
Balances at Value at 6/30/19	$2,061.6	$164.9	$25.5	$2,252.0

(a) New fundings amount includes $660k fundings associated with revolver loans during Q2 2019.
(b) Early payoffs include $1.77M in unscheduled paydowns on revolvers during Q2 2019.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018

Ending Balance at Cost	$2,077.2	$1,913.4	$1,752.9	$1,608.0	$1,554.2

Weighted Average Balance	$1,939.0	$1,806.0	$1,685.0	$1,555.0	$1,470.0

As of June 30, 2019, 81.8% of the Company’s debt investments were in a senior secured first lien position.

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

Effective yields on Hercules’ debt investment portfolio were 14.3% during Q2 2019, as compared to 13.0% for Q1 2019. The Company realized $178.3 million of early loan repayments in Q2 2019 compared to $47.5 million in Q1 2019, or an increase of 275.4%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yields, a non-GAAP measure, were 12.7% during Q2 2019, within the Company’s 2019 expected range of 12.0% to 13.0%, and equal to the 12.7% level achieved in Q1 2019. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $69.3 million for Q2 2019, compared to $49.6 million in Q2 2018, an increase of 39.8% year-over-year. The increase is primarily attributable to a higher average debt investment balance between periods and increased income from acceleration from early loan repayments.

Non-interest and fee expenses increased to $18.8 million in Q2 2019 versus $13.5 million for Q2 2018. The increase was primarily due to an increase in both compensation expenses due to year-over-year growth in the business and legal expenses.

Interest expense and fees were $15.2 million in Q2 2019, compared to $13.2 million in Q2 2018. The increase was due to higher weighted-average borrowings as well as increased average borrowing under our credit facilities.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.2% in Q2 2019, as compared to 6.4% for Q2 2018.

NII – Net Investment Income

NII for Q2 2019 was $35.3 million, or $0.36 per share, based on 98.2 million basic weighted average shares outstanding, compared to $22.8 million, or $0.26 per share, based on 87.1 million basic weighted average shares outstanding in Q2 2018, an increase of 54.9% year-over-year. The increase is primarily attributable to a higher average debt investment balance between periods and increased income from acceleration from early loan repayments.

DNOI - Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q2 2019 was $39.1 million, or $0.40 per share, compared to $25.6 million, or $0.29 per share, in Q2 2018.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through June 30, 2019, (including net loan, warrant and equity activity) on investments, totaled ($31.3) million, on a GAAP basis, spanning 15 years of investment activities.

When compared to total new debt investment commitments during the same period of over $9.4 billion, the total realized gain/(loss) since inception of ($31.3) million represents approximately 33 basis points “bps,” or 0.33%, of cumulative debt commitments, or an effective annualized loss rate of 2 bps, or 0.02%.

Realized Gains/(Losses)

During Q2 2019, Hercules had net realized gains/(losses) of $4.3 million primarily from gross realized gains of $6.1 million from the sale of our public equity holdings, partially offset by the gross realized losses of ($1.8) million primarily from the liquidation or write-off of certain of our debt, equity and warrant positions during the quarter.

Unrealized Appreciation/(Depreciation)

During Q2 2019, Hercules recorded $8.6 million of net unrealized appreciation primarily related to the positive impact of our public equity and warrant investments, as well as our private investments.

Portfolio Asset Quality

As of June 30, 2019, the weighted average grade of the debt investment portfolio remained level at 2.18, on a cost basis, compared to 2.19 as of March 31, 2019, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, underperforming relative to their respective business plans, or approaching an additional round of new equity capital investment. It is expected that venture growth stage companies typically require multiple additional rounds of equity capital, generally every 9-14 months, since they are not generating positive cash flows for their operations. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

As of June 30, 2019, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q2 2019 - Q2 2018 ($ in millions)
	Q2 2019		Q1 2019		Q4 2018		Q3 2018		Q2 2018
Grade 1 - High	$256.2	12.4%	$299.2	15.8%	$311.6	18.0%	$150.2	9.4%	$247.5	16.0%
Grade 2	$1,317.7	63.9%	$1,056.4	55.7%	$885.1	51.1%	$987.5	61.6%	$791.9	51.2%
Grade 3	$413.0	20.1%	$469.7	24.7%	$474.9	27.3%	$420.2	26.2%	$463.7	30.0%
Grade 4	$67.8	3.3%	$66.5	3.5%	$60.3	3.5%	$44.5	2.7%	$42.0	2.7%
Grade 5 - Low	$6.9	0.3%	$5.3	0.3%	$1.6	0.1%	$0.9	0.1%	$0.9	0.1%

Weighted Avg.	2.18		2.19		2.18		2.23		2.21

Non-Accruals

Non-accruals slightly increased as a percentage of the overall investment portfolio in the second quarter of 2019. As of June 30, 2019, the Company had four (4) debt investments on non-accrual with an investment cost and fair value of approximately $8.8 million and $4.8 million, respectively, or 0.4% and 0.2% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to March 31, 2019, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $2.4 million and $0.5 million, respectively, or 0.1% and 0.02% as a percentage of the total investment portfolio at cost and value, respectively.

	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018

Total Investments at Cost	$2,315.7	$2,153.3	$1,980.5	$1,813.1	$1,757.6

Loans on non-accrual as a % of Total Investments at Value	0.2%	0.02%	0.0%	0.0%	0.0%

Loans on non-accrual as a % of Total Investments at Cost	0.4%	0.1%	0.1%	0.2%	0.2%

Liquidity and Capital Resources

The Company ended Q2 2019 with $194.9 million in available liquidity, including $13.3 million in unrestricted cash and cash equivalents, and $181.6 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

On June 17, 2019, the Company completed a public offering of common stock, including the over-allotment option, totaling 5,750,000 of common stock for net proceeds, before expenses, of $70.5 million, including the underwriting discount and commissions of $2.2 million.

During both the three and six month periods ending June 30, 2019, the Company sold approximately 2.0 million shares of common stock, which were issued under the equity ATM program, for total accumulated net proceeds of approximately $25.1 million, including $311,000 of offering expenses. As of July 29, 2019, approximately 10.7 million shares remain available for issuance and sale under the Equity Distribution Agreement.

Bank Facilities

As of June 30, 2019, Hercules has two committed accordion credit facilities, one with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC) (the “Wells Fargo Facility”), and another with Union Bank (the “Union Bank Facility”) for $75.0 million and $200.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an uncommitted accordion feature that enables the Company to increase the existing facilities to a maximum value of $125.0 million and $300.0 million, respectively, or $425.0 million in aggregate. Pricing at June 30, 2019 under the Wells Fargo Facility and Union Bank Facility were LIBOR+3.00% and LIBOR+2.70%, respectively. There were $82.3 million in outstanding borrowings under the Union Bank Facility and $11.1 million in outstanding borrowings under the Wells Fargo Facility, for a total of $93.4 million at June 30, 2019.

Leverage

As of June 30, 2019, Hercules’ GAAP leverage ratio, including its Small Business Administration “SBA” debentures, was 107.5%. Hercules’ regulatory leverage, or debt to equity ratio, excluding our SBA debentures, was 94.0% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $13.3 million), was 92.8%. Hercules’ net leverage ratio, including its SBA debentures, was 106.3%.

Available Unfunded Commitments – Representing 7.7% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of June 30, 2019, the Company had $177.2 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 7.7% of Hercules’ total assets. This increased from the previous quarter of $154.2 million of available unfunded commitments at the request of the portfolio company or 7.2% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $534.8 million in new debt and equity commitments in Q2 2019, Hercules has pending commitments of $160.0 million in signed non-binding term sheets outstanding as of July 29, 2019. Since the close of Q2 2019 and as of July 29, 2019, Hercules has funded $10.7 million of existing commitments.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of June 30, 2019, the Company’s net assets were $1.10 billion, compared to $990.3 million at the end of Q1 2019. NAV per share increased 3.2% to $10.59 on 104.3 million outstanding shares of common stock as of June 30, 2019, compared to $10.26 on 96.5 million outstanding shares of common stock as of March 31, 2019. The increase in NAV per share was primarily attributed to the $95.4 million equity raised at a premium to NAV, the net change in unrealized and realized gains and the excess earnings above the paid distribution in the quarter.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 97.7% of our debt investment portfolio being priced at floating interest rates as of June 30, 2019, with a Prime or LIBOR-based interest rate floor, combined with 92.0% of our of our outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of June 30, 2019, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
(75)	$(10,473)	$(161)	$(10,312)	$(0.10)
(50)	$(7,460)	$(107)	$(7,353)	$(0.07)
(25)	$(3,784)	$(54)	$(3,730)	$(0.04)
25	$4,569	$54	$4,515	$0.05
50	$9,362	$107	$9,255	$0.09
75	$14,306	$161	$14,145	$0.14
100	$19,774	$214	$19,560	$0.20
200	$39,249	$429	$38,820	$0.40

(1)	Source: Hercules Capital Form 10-Q for Q2 2019
(2)

EPS calculated on basic weighted shares outstanding of 98,233. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 55 portfolio companies with a fair value of $164.9 million and a cost basis of $203.6 million as of June 30, 2019. On a fair value basis, 35.0% or $58.2 million is related to existing public equity positions, at June 30, 2019.

Warrant Portfolio

Hercules held warrant positions in 125 portfolio companies with a fair value of $25.5 million and a cost basis of $34.9 million as of June 30, 2019. On a fair value basis, 38.0% or $9.6 million is related to existing public warrant positions, at June 30, 2019.

Portfolio Company IPO and M&A Activity in Q2 2019

IPO Activity

As of July 29, 2019, Hercules held warrant and equity positions in eight (8) portfolio companies that had either completed their IPOs or filed Registration Statements in contemplation of a potential IPO, including:

●

In April 2019, Hercules’ portfolio company Pinterest, Inc. (NYSE: PINS), a provider of a content sharing platform designed for collecting, organizing and sharing items from the web, completed its IPO offering of 75.0 million shares of Class A common stock at an initial public offering price of $19.00 per share on the New York Stock Exchange. Hercules currently holds 206,666 shares of Preferred Series Seed stock, as of June 30, 2019.

●

In April 2019, Hercules portfolio company TransMedics Group, Inc. (NASDAQ: TMDX), a medical device company that provides a proprietary system to enable the transplantation of functioning organs, completed its IPO offering of 6.5 million shares of common stock at an initial public offering price of $16.00 per share on the Nasdaq Global Market. Hercules initially committed $10.0 million in venture debt financing in May 2008, and currently holds 162,617 shares of common stock as of June 30, 2019.

●

In May 2019, Hercules’ portfolio company Fastly, Inc. (NYSE: FSLY), a technology provider of a leading-edge cloud platform intended to accelerate the pace of technical innovation, mitigate evolving threats and scale on demand, completed its IPO offering of 11.25 million shares of common stock at an initial public offering price of $16.00 per share on the New York Stock Exchange. Hercules initially committed $10.0 million in venture debt financing in December 2018, and currently holds warrants for 76,098 shares of common stock, as of June 30, 2019.

●

In May 2019, Hercules’ portfolio company Dermavant Sciences, Inc., a wholly-owned subsidiary of Roivant Sciences, and a clinical-stage biopharmaceutical company dedicated to developing and commercializing innovative therapeutics in medical dermatology, publicly filed its S-1 registration statement with the SEC in contemplation of an initial public offering. Dermavant plans to list on the Nasdaq Global Market under the symbol “DRMT.” Hercules initially committed $20.0 million in venture debt financing in May 2019, and currently holds warrants for 223,642 shares of common stock, as of June 30, 2019.

●

In June 2019, Hercules’ portfolio company BridgeBio Pharma, Inc. (NASDAQ: BBIO), a clinical-stage biopharmaceutical company focused on genetic diseases, completed its IPO offering of 20.5 million shares of common stock at an initial public offering price of $17.00 per share on the Nasdaq Global Market. Hercules initially committed a total of $77.0 million in venture debt financing beginning in May 2018, and currently holds 203,578 shares of common stock, as of June 30, 2019.

●

In July 2019, Hercules’ portfolio company Oportun Financial Corporation, a high-growth, mission-driven Community Development Financial Institution providing inclusive, affordable financial services powered by a deep, data-driven understanding of its customers and advanced proprietary technology, publicly filed it S-1 registration statement with the SEC in contemplation of an IPO. Oportun plans to list on the Nasdaq Global Market under the symbol “OPRT.” Hercules committed a total of $8.5 million in venture debt financing beginning in June 2013, and currently holds 218,351 shares of Preferred Series G and 87,802 shares of Preferred Series H stock as of June 30, 2019.

●	Two (2) portfolio company filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

●

In April 2019, Hercules’ portfolio company WildTangent, Inc., a game network that powers game services for several personal computer manufacturers, was acquired by gamigo AG, a Hamburg-based publisher of free-to-play online and mobile games in Europe and North America. Terms of the acquisition were not disclosed. Hercules initially committed $20.0 million in venture debt financing beginning in November 2007.

●

In May 2019, Hercules’ portfolio company Aquantia, Corporation (NYSE: AQ), a leader in Multi-Gig Ethernet Connectivity, announced a definitive agreement to be acquired by Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in infrastructure semiconductor solutions. Marvell will acquire all outstanding shares of Aquantia common stock in exchange consideration of $13.25 per share in cash.

●

In May 2019, Hercules’ portfolio company Microsystems Holding Company, LLC (a.k.a Litera Microsystems), a software provider for drafting, proofreading, comparing, repairing and cleaning documents in the legal and life sciences industries, was acquired by Hg, a specialist private equity investor. Terms of the transaction were not disclosed. Hercules initially committed $12.0 million in venture debt in December 2017.

●

In June 2019, Hercules’ portfolio company Brigade Group, Inc., a technology company focused on providing business process outsourcing services and knowledge process outsourcing service for global corporation sourcing services for global corporations, was acquired by Countable Corporation, a provider of a web and mobile-based modern civic engagement platform designed to understand summaries of upcoming and active legislation. Terms of the transaction were not disclosed. Hercules currently holds 9,023 shares of common stock as of June 30, 2019.

●

In June 2019, Hercules’ portfolio company Brickell Biotech, Inc., a privately-held clinical-stage medical dermatology company, announced they entered into a definitive merger agreement with Vical Incorporated (NASDAQ: VICL), under which Brickell would merge with a wholly-owned subsidiary of Vical in an all-stock transaction. The merger would create a pharmaceutical company focused on developing novel and differentiated prescription therapies addressing unmet patient needs in hyperhidrosis, cutaneous T-cell lymphoma, psoriasis, and other debilitating dermatologic disorders. Hercules initially committed $7.5 million in venture debt in February 2016. Hercules currently holds warrants for 26,086 shares of Preferred Series C stock as of June 30, 2019.

Distributions

The Board of Directors declared a second quarter cash distribution of $0.32 per share. In addition, the Board of Directors declared a supplemental cash distribution of $0.02 per share. This distribution would represent the Company’s 56th consecutive distribution declaration since its IPO, bringing the total cumulative distributions declared to date to $15.95 per share. The following shows the key dates of each of our second quarter 2019 distribution payments:

Record Date          August 12, 2019

Payment Date       August 19, 2019

Hercules' Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, during the year, the Company’s Board of Directors may choose to pay additional supplemental distributions, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended June 30, 2019, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of the tax attributes of the Company’s 2019 full year distributions to stockholders.

Subsequent Events

1.	As of July 29, 2019, Hercules has:

a.	Funded $10.7 million to existing commitments since the close of the second quarter.

b.	Pending commitments (signed non-binding term sheets) of $160.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – June 30, 2019 Closed Commitments(a)	$949.7
Q3 2019 Closed Commitments (as of July 29, 2019)(a)	$0.0
Year-to-Date 2019 Closed Commitments	$949.7
Q3 2019 Pending Commitments (as of July 29, 2019)(b)	$160.0
Year-to-Date 2019 Closed and Pending Commitments	$1,109.7

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.

On July 13, 2019, we entered into a Separation Agreement with Manuel Henriquez, our former Chairman and Chief Executive Officer which became effective on July 23, 2019. Under the terms of the Separation Agreement, Mr. Henriquez is no longer an employee of ours and has relinquished his claims to (i) 1,287,006 restricted stock units and shares of restricted stock awards whether vested or unvested, plus all related distribution equivalent units, under certain Restricted Stock Unit Award Agreements and Restricted Stock Award Agreements, (ii) all of his Retention PSUs, which at target performance represented 812,348 units and could have ranged from 406,174 units at minimum performance to 1,624,696 units at maximum performance (and no units being awarded for performance falling under the minimum performance threshold), plus all related distribution equivalent units, under the Retention Performance Stock Unit Award Agreement, effective as of May 2, 2018, and (iii) all severance benefits under the Retention Agreement, effective as of October 26, 2017. In exchange for relinquishing his claims under, and the termination of, each of the retention and other award agreements between us and Mr. Henriquez, Mr. Henriquez will receive (i) 692,841 shares of our common stock (from settlement and/or acceleration of certain equity awards under certain outstanding equity award agreements) and (ii) three cash payments from us ($1,500,000 promptly after the effective date of the Separation Agreement (the “Effective Date”), $500,000 on the six-month anniversary of the Effective Date if Mr. Henriquez has complied with all of the covenants in the Separation Agreement as of such date and $500,000 on the one-year anniversary of the Effective Date if Mr. Henriquez has complied with all of the covenants in the Separation Agreement as of such date). The cost of the settlement does not have a material impact on our financial results for the quarter ended June 30, 2019 and it does not materially exceed the amounts that we have already expensed with respect to the awards and related agreements that Mr. Henriquez will no longer receive.

3.

On July 16, 2019, the Company entered into a Note Purchase Agreement governing the issuance of $105.0 million in aggregate principal amount of senior unsecured notes (the “July 2024 Notes”) to qualified institutional investors in a private placement. The July 2024 Notes have a fixed interest rate of 4.77% and are due on July 16, 2024, unless redeemed, purchased or prepaid prior to such date by the Company or its affiliates in accordance with their terms. Interest on the July 2024 Notes will be due semiannually and the July 2024 Notes are general unsecured obligations of the Company that rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by the Company.

4.

On July 17, 2019, the Board of Directors appointed Scott Bluestein, our Interim Chief Executive Officer and Chief Investment Officer, as Chief Executive Officer and President and elected Mr. Bluestein as a director of ours effective July 17, 2019.  Mr. Bluestein will continue in his role of Chief Investment Officer. Mr. Bluestein will hold office as a Class III director for a term expiring in 2022 and does not currently serve on any of our committees.

Conference Call

Hercules has scheduled its second quarter 2019 financial results conference call for August 1, 2019 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 6294285 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 6294285.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $9.4 billion to over 480 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has six outstanding bond issuances of:

Institutional Notes PAR $1000.00

●	4.625% Notes due 2022

Retail Notes (“Baby Bonds”) PAR $25.00

●	5.25% Notes due 2025 (NYSE: HCXZ)
●	6.25% Notes due 2033 (NYSE: HCXY)

Convertible Notes

●	4.375% Convertible Notes due 2022

Securitization Notes

●	4.605% Asset-backed Notes due 2027
●	4.703% Asset-backed Notes due 2028

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking    statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(dollars in thousands, except per share data)

	June 30, 2019	December 31, 2018
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,162,377 and $1,830,725, respectively)	2,174,691	1,801,258
Control investments (cost of $65,143 and $64,799, respectively)	55,894	57,619
Affiliate investments (cost of $88,142 and $85,000, respectively)	21,414	21,496
Total investments in securities, at value (cost of $2,315,662 and $1,980,524, respectively)	2,251,999	1,880,373
Cash and cash equivalents	13,261	34,212
Restricted cash	15,339	11,645
Interest receivable	18,206	16,959
Right of use asset	8,493	—
Other assets	4,269	2,002
Total assets	$2,311,567	$1,945,191

Liabilities
Accounts payable and accrued liabilities	$27,274	$25,961
Operating lease liability	$8,530	—
2027 Asset-Backed Notes, net (principal of $200,000 and $200,000 respectively)(1)	197,171	197,265
2028 Asset-Backed Notes, net (principal of $250,000 and $0, respectively)(1)	247,266	—
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively)(1)	225,832	225,051
2022 Notes, net (principal of $150,000 and $150,000, respectively)(1)	148,252	147,990
2024 Notes, net (principal of $0 and $83,510, respectively)(1)	—	81,852
2025 Notes, net (principal of $75,000 and $75,000, respectively)(1)	72,780	72,590
2033 Notes, net (principal of $40,000 and $40,000, respectively)(1)	38,447	38,427
SBA Debentures, net (principal of $149,000 and $149,000, respectively)(1)	147,910	147,655
Credit Facilities	93,421	52,956
Total liabilities	$1,206,883	$989,747

Net assets consist of:
Common stock, par value	104	96
Capital in excess of par value	1,149,774	1,052,269
Total distributable earnings (loss)(2)	(45,194)	(92,859)
Treasury Stock, at cost, no shares as of June 30, 2019 and 376,466 shares as of December 31, 2018	—	(4,062)
Total net assets	$1,104,684	$955,444
Total liabilities and net assets	$2,311,567	$1,945,191

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	104,282	96,501
Net asset value per share	$10.59	$9.90

(1) The Company’s SBA Debentures, 2033 Notes, 2025 Notes, 2022 Notes, 2024 Notes, 2027 Asset-Backed Notes, 2028 Asset-Backed Notes and 2022 Convertible Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

(2) Certain prior year numbers have been adjusted to conform with the SEC final rules on disclosure updates and simplification effecive November 5, 2018.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Investment income:
Interest Income
Non-control/Non-affiliate investments	$59,932	$44,535	$113,872	$86,369
Control investments	1,040	841	2,064	1,427
Affiliate investments	738	500	1,247	1,061
Total interest income	61,710	45,876	117,183	88,857
Fee Income
Commitment, facility and loan fee income
Non-control/Non-affiliate investments	5,028	1,930	7,478	4,370
Control investments	4	—	8	—
Affiliate investments	72	84	160	192
Total Commitment, facility and loan fee income	5,104	2,014	7,646	4,562
One-time fee income
Non-control/Non-affiliate investments	2,450	1,672	3,230	4,843
Total one-time fee income	2,450	1,672	3,230	4,843
Total fee income	7,554	3,686	10,876	9,405
Total investment income	69,264	49,562	128,059	98,262
Operating expenses:
Interest	13,515	9,878	26,070	19,264
Loan fees	1,646	3,362	4,655	4,537
General and administrative
Legal expenses	1,963	637	2,626	1,212
Other expenses	3,832	3,037	7,322	6,471
Total general and administrative	5,795	3,674	9,948	7,683
Employee compensation
Compensation and benefits	9,190	7,017	15,813	12,775
Stock-based compensation	3,851	2,857	7,273	5,166
Total employee compensation	13,041	9,874	23,086	17,941
Total operating expenses	33,997	26,788	63,759	49,425
Net investment income	35,267	22,774	64,300	48,837
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	4,271	(3,953)	8,826	(7,465)
Control investments	—	(2,900)	—	(4,308)
Affiliate investments	—	(2,058)	—	(2,058)
Total net realized gain (loss) on investments	4,271	(8,911)	8,826	(13,831)
Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	9,794	32,700	41,884	18,360
Control investments	808	3,957	(2,068)	3,337
Affiliate investments	(2,009)	1,540	(3,226)	1,303
Total net unrealized appreciation (depreciation) on investments	8,593	38,197	36,590	23,000
Total net realized and unrealized gain(loss)	12,864	29,286	45,416	9,169
Net increase(decrease) in net assets resulting from operations	$48,131	$52,060	$109,716	$58,006

Net investment income before investment gains and losses per common share:
Basic	$0.36	$0.26	$0.66	$0.57
Change in net assets resulting from operations per common share:
Basic	$0.49	$0.59	$1.13	$0.67
Diluted	$0.49	$0.59	$1.12	$0.67
Weighted average shares outstanding:
Basic	98,223	87,125	97,226	85,868
Diluted	98,737	87,199	97,630	85,939
Distributions paid per common share:
Basic	$0.33	$0.31	$0.64	$0.62

HERCULES CAPITAL, INC.
NON GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended June 30,
Reconciliation of Net Investment Income to DNOI	2019	2018
Net investment income	$35,267	$22,774
Stock-based compensation	3,851	2,857
DNOI	$39,118	$25,631

DNOI per share-weighted average common shares
Basic	$0.40	$0.29

Weighted average shares outstanding
Basic	98,223	87,125

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.
NON GAAP FINANCIAL MEASURES
(in thousands, except per share data)

June 30, 2019
Total Debt (Principal Outstanding)	$1,187,421
Long-term SBA Debentures	$(149,000)
Cash and cash equivalents	(13,261)
Numerator: net debt (total debt less cash and cash equivalents and SBA Debentures)	$1,025,160
Denominator: Total net assets	$1,104,684
Net Leverage Ratio	92.8%

Net leverage ratio is calculated by deducting the outstanding cash of $13.3 million and long-term SBA debentures of $149.0 million, at June 30, 2019 from total principal outstanding of $1,187.4 million divided by our total equity of $1,104.7 million, resulting in a net leverage ratio of 92.8%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.